UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		March 3, 2005

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

California	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA		92127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 3, 2005, we entered a Stock Purchase Agreement with Argus Solutions Ltd., a New South Wales, Australia corporation, for the sale to Argus Solutions of our wholly-owned Singapore subsidiary, Digital Imaging Asia Pacific Pte. Ltd., for cash of $1.3 million.  The sale closed on March 3, 2005.  A description of the assets sold with the company is included in Item 2.01 of this report.

Argus is a biometrics and identity management company based in Sydney, Australia. The sale was part of a larger plan to work more closely with Argus Solutions as a strategic business ally in the Asia Pacific region.  Concurrently with the sale, we obtained the right to distribute all products sold by Argus Solutions, on a non-exclusive basis, in the United States and all other countries in North and South America.  In addition, we concurrently signed the International Distributor Agreement with Argus Solutions, more fully described below.

We also orally agreed to purchase USD $250,000 of shares of stock of Argus Solutions at a price of AUD $0.162 per share, which represents approximately one percent of the voting equity of Argus Solutions.  As part of the agreement, our Chairman and CEO, Jim Miller will join Argus’ Board of Directors during the first quarter of 2005.  In addition, Argus Solutions orally agreed to purchase 71,225 shares of our common stock at a price of USD $3.51 per share for a total of approximately USD $250,000 in an unregistered offering.

Prior to closing the transaction, we had no material relationship with Argus Solutions.

International Distributor Agreement

On March 3, 2005, we entered into an International Distributor Agreement with Argus Solutions, pursuant to which Argus Solutions will distribute our biometric engine, law enforcement and secure credential solutions in the Asia-Pacific region, excluding Japan and Korea, for a period of three years, with automatic three-year renewals unless either party terminates prior to the last 60 days of the term.  This distribution will be exclusive during the first three years, subject to existing distribution agreements with system integrators and government contractors.  Argus will pay our company a minimum license fee during the first three years, as follows:

(1)                                  Yr 1 -US$50,000.00 per quarter;

(2)                                  Yr 2 -US$100,000.00 per quarter; and

(3)                                  Yr 3 -US$200,000.00 per quarter.

We will receive additional revenue for license fees above the minimum sales.  In addition, Argus Solutions will integrate our IWS® Biometric Engine into its product offerings.

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets

On March 3, 2005, we closed the sale of our wholly-owned Singapore subsidiary, Digital Imaging Asia Pacific Pte. Ltd., to Argus Solutions Ltd., a New South Wales, Australia corporation, for cash of $1.3 million.  Digital Imaging Asia Pacific Pte., Ltd. owned the following material assets:

Cash, trade accounts receivable, inventories, and property and equipment consisting primarily of office equipment, furniture and fittings, computer equipment and software.

Item 7.01 – Regulation FD Disclosure

We issued a press release on March 4, 2005, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(c)                                  Exhibits.  The following exhibits are included with this Form 8-K:

2.1                                 Stock Purchase Agreement

99.1                           Press Release issued March 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a California corporation

Date: March 8, 2005	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell,
Chief Financial Officer